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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-63129

                     PROFUTURES LONG/SHORT GROWTH FUND, L.P.

                             MAY 18, 1999 SUPPLEMENT
                                       TO
                     THE PROSPECTUS DATED FEBRUARY 16, 1999

                        FOR THE USE OF NON-U.S. INVESTORS

                  The ProFutures Long/Short Growth Fund, L.P. (the "Fund"), a Delaware limited partnership, was organized in August 1997. The Fund's primary objective is appreciation of Fund assets through the speculative trading of stock index futures contracts, as explained further in the Fund's Prospectus dated February 16, 1999, a copy of which accompanies this Supplement. Investors in the Fund who are not U.S. persons should review the following disclosure in addition to the information set forth in the Fund's Prospectus.

TAXATION OF NON-U.S. INVESTORS

                  A Partner who is a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (a "Foreign Partner") generally is not subject to taxation by the United States on capital gains from commodity trading, provided that such Foreign Partner (in the case of an individual) does not spend more than 182 days in the United States during his taxable year, and provided further, that such Foreign Partner is not engaged in a trade or business within the United States during a taxable year to which income, gain, or loss of the Fund is treated as "effectively connected." An investment in the Fund should not, by itself, cause a Foreign Partner to be engaged in a trade or business within the United States for the foregoing purposes, assuming that the trading activities of the Fund continue to be conducted as described in this Prospectus. In the event that the Fund were found to be engaged in a United States trade or business, a Foreign Partner would be required to file a United States federal income tax return for such year and pay tax at full United States rates. In the case of a Foreign Partner which is a foreign corporation, an additional 30% "branch profits" tax might be imposed. Furthermore, in such event the Fund would be required to withhold taxes from the income or gain allocable to such a Partner under Section 1446 of the Code.

                  Interest income (other than so-called "contingent interest") allocable to a Foreign Partner is likewise not subject to United States federal income tax withholding, provided that such Foreign Partner is not engaged in a trade or business within the United States and provides the Fund with a form W-8 or its equivalent.

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                  Each non-U.S. investor is required to certify that he or she is not a citizen or resident of the United Sates or, in the case of an investor that is not an individual, the investor is not a United States corporation, partnership, estate or trust.

                            -----------------------

                  PROSPECTIVE INVESTORS SHOULD CONSULT LEGAL ADVISORS IN THE COUNTRIES OF THEIR CITIZENSHIP, RESIDENCE AND DOMICILE TO DETERMINE THE POSSIBLE TAX CONSEQUENCES OF PURCHASING, HOLDING AND REDEEMING FUND UNITS UNDER THE LAWS OF THEIR RESPECTIVE JURISDICTION.

                  THIS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE OF FUND UNITS IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER, SOLICITATION OR SALE.

                  THIS SUPPLEMENT DOES NOT PURPORT TO ADDRESS THE SECURITIES LAWS OF THE VARIOUS JURISDICTIONS IN WHICH THE FUND'S UNITS MAY BE OFFERED OR SOLD, AND DOES NOT ADDRESS ANY LEGAL REQUIREMENTS OR RESTRICTIONS RELATING TO TRANSFER, RESALE, OR REDEMPTION OF FUND UNITS.


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                     PROFUTURES LONG/SHORT GROWTH FUND, L.P.


                   CERTIFICATE OF NON-UNITED STATES INVESTORS




         Under the penalties of perjury, by my signature below I hereby certify that (a) I am not a citizen or resident of the United States or (b) (in the case of an investor that is not an individual) the investor is not a United States corporation, partnership, estate or trust.


INVESTOR MUST DATE THIS CERTIFICATE AND SIGN BELOW:


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Date

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Printed Name of Investor


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Signature of Investor or Authorized Person


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Printed Name of Authorized Person
(entity investors only)